                                                            EXHIBIT 99.(b)(2)
================================================================================
Presentation to the Special Committee

Regarding Project Alpha

December 11, 1998

[LOGO] Merrill Lynch

Table of Contents
================================================================================

      1.    Offer by IDB Development Corporation

      2.    Valuation

            o     Summary

            o     Premiums and Discounts

            o     Public Market Overview

      3.    Draft of Fairness Opinion Letter

      Exhibits


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                                       2                    [LOGO] Merrill Lynch

================================================================================

                                    Offer by
                           IDB Development Corporation

================================================================================

Offer by IDB Development Corporation
================================================================================
IDB Group Structure

                             -----------------------
                             IDB Holding Corporation
                             -----------------------
                                        |
                         -------------------------------
                         |                             |
                  ---------------               ---------------
                  IDB Development               Israel Discount
                     Corporation                      Bank
                  ---------------               ---------------
                         |
                -------------------------------------
                |                     |             |
                | 81.4%               | 48.6%       | 54.3%
                |                     |             |
            -----------             --------    -----------
            PEC Israel                           Discount
             Economic                 Clal      Investment
            Corporation             (Israel)    Corporation
            -----------             --------    -----------

o IDB Development Corporation ("IDB") is a controlling shareholder of PEC Israel Economic Corporation ("PEC")

o PEC and Discount Investment Corporation ("DIC"), its sister company, hold a diversified portfolio of equity investments in Israeli companies

o PEC and DIC have numerous cross shareholdings in Israeli public and private companies as a result of their co-investment strategy

o IDB intends to rationalise its holdings by taking PEC private and merging it into a 100% subsidiary of IDB Development Corporation


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                                        4                   [LOGO] Merrill Lynch

Offer by IDB Development Corporation
================================================================================

o The cash offer for all outstanding shares of PEC not already owned by IDB or its affiliates is announced by IDB on September 8, 1998

o Board of Directors of DIC approves an exchange of 81.35% of PEC shares currently owned by IDB for newly issued shares of DIC on October 15, 1998

o Acquisition of at least 8.65% of total outstanding shares will allow IDB to effect a Short-Form merger


--------------------------------------------------------------------------------
                           Summary of Financial Terms
--------------------------------------------------------------------------------

Cash Offer (per share)                                              $30.00

% Increase from original offer ($25.50)                                 18%

Premium /(Discount) to market price:

      > One day before the offer (09/04/98)                             32%

      > One week before the offer (09/01/98)                            28%

      > One month before the offer (08/07/98)                           20%

      > 52-week high of $26.50 (09/18/98)                               13%

      > 52-week low of $19.94 (01/22/98)                                50%

      > Premium to 3-month average of $21.02 prior to (03/25/98)(1)     43%

Implied Company Value (@$30.00)                                      $551m

Implied Offer Value (assumes 100% acceptance)                        $103m


--------------------------------------------------------------------------------

Source: Bloomberg

(1) On 3/25/98, IDB Holdings announced an acquisition of 9.5% of PEC in the public market at a price of $25.50. Simultaneously, IDB indicated its intention to acquire the remaining shares of PEC.


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                                        5                   [LOGO] Merrill Lynch

================================================================================

                                   Valuation

================================================================================

================================================================================

                                    Summary

================================================================================

Summary
================================================================================
Methodology

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      PEC Economic Corporation
                                Net Asset Value Analysis(1)                                             Investment Portfolio
---------------------------------------------------------------------------------------------   ------------------------------------
                                                                                                6 Public    3 Private      Other
   Valuation Methodology                       Key Analyses                                     Companies   Companies    Holdings(3)
------------------------------------------------------------------------------------------------------------------------------------
Analysis of research coverage         o Opinions of analysts (PEC overall & key holdings)          X            X
                                      o Valuation/target values

Analysis of public market prices      o Current prices
                                      o 52 week high/low                                           X                         X(2)

Analysis of publicly                  o Current trading valuations for relevant peer group
traded comparables                    o Review of trading values as a multiple of projected        X            X
                                        results

Analysis of acquisition               o Analysis of pricing of relevant transactions
transactions for                      o Review of multiples paid                                   X            X
comparable companies

Analysis of equity                    o Valuation achieved in recent transactions                  X            X            X
transactions in respective
companies

[DCF analysis](4)                     o Projections of financial performance
                                      o Present values of projected cash flows
                                        > Explicit projections
                                        > Terminal value

Historical cost/carrying value        o Determination of cost/carrying values of investments
                                      o Unrealised capital gains                                   X            X            X
                                      o Liquidation value analysis
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Market Discounts for comparable       o US and Emerging Markets closed end fund discounts to NAV companies
                                      o Discounts to NAV of Israel Holding companies

Market Premiums paid in comparable    o Analysis of minority "buyouts" in "going private"
acquisition transactions                transactions
                                      o Consider control premiums as appropriate
------------------------------------------------------------------------------------------------------------------------------------

(1) In addition to performing NAV analysis of PEC's holdings, Merrill Lynch analysed major assets and liabilities on the holding company level.
(2) For public companies.
(3) Includes public and private holdings.
(4) Merrill Lynch has been informed by PEC that it did not possess and could not provide access to financial forecasts for any of the companies in PEC's investment portfolio. Therefore, we have not been able to conduct the DCF analyses.


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                                        8                   [LOGO] Merrill Lynch

Summary
================================================================================
Most Significant Direct Holdings

----------------------------------------------------------------------------------------------------------
                                            PEC Israel Economic      Discount Investment           IDB(1)
                                                Corporation              Corporation             Holdings
                                            -------------------      -------------------       -----------
                                                % of Equity              % of Equity           % of Equity
----------------------------------------------------------------------------------------------------------
Private Companies

o Cellcom Israel                                   12.5%                    12.5%                 25.0%

o Tevel Israel International Communication         23.7%                    24.8%                 48.5%

o El-Yam Ships and Holdings                        10.1%                    14.3%                 24.4%

Public Companies(2)

o Property and Building Corporation                41.0%                    14.9%                 55.9%

o Super-Sol                                        17.7%                    20.2%                 37.9%

o Elron Electronics Industries                     13.6%                    26.6%                 40.2%

o Gilat Satellite Networks                          5.6%                     6.2%                 11.8%

o Tambour(3)                                       43.2%                    42.4%                 85.8%

o Scitex Corporation                                6.6%                     6.6%                 13.2%
----------------------------------------------------------------------------------------------------------

Source: PEC Israel Economic Corporation.

(1) Includes total holdings of PEC Israel Economic Corporation, Discount Investment Corporation, IDB Holdings and their affiliates.
(2) Diluted ownership. Assumes treasury method when calculating diluted number of shares outstanding.
(3) Includes the proportionate interest of 0.4% of IDB Group in Tambour.


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                                        9                   [LOGO] Merrill Lynch

Summary
================================================================================
Assumptions

o   All public market share prices as of Wednesday, December 9, 1998

o Share ownership in different companies as provided by PEC management and SEC filings

o 1998 projections based on discussions and correspondence with management and Merrill Lynch estimates or obtained from equity research reports

o   Net debt estimates as of last publicly available financial statements

o   Effective tax rate on estimated gains assumed at 25.0% for all companies

o   Exchange rate used: US$1.00 = NIS 4.184 as of December 9, 1998

o   Outstanding shares of PEC: 18,362,188


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                                        10                  [LOGO] Merrill Lynch

Summary
================================================================================

                                     --------------------     --------------------     -------------------------
                                          Value of               Value of PEC           Estimated Contribution
                                       PEC's Interest              Share(1)            per share as a % of Total
                                     --------------------     --------------------     -------------------------
                                     High             Low     High             Low     High                  Low
                                     --------------------     --------------------     -------------------------
Large Public Holdings                $468            $341     $25.47        $18.59     44.0%               39.8%

Large Private Holdings               $431            $351     $23.47        $19.14     40.6%               41.0%

Total Other Public Holdings(2)               $83                     $4.52              7.8%                9.7%

Total Other Private Holdings                 $51                     $2.78              4.8%                6.0%

Other Net Assets(3)                          $30                     $1.62              2.8%                3.5%
                                     --------------------     --------------------     -------------------------

Total Pre-Tax Value of PEC
Holdings                           $1,062            $857     $57.86        $46.65    100.0%              100.0%
                                                                                      ======              ======

Less: Taxes(4)                       $205            $153     $11.14         $8.34
                                   ------          ------     ------        ------

Sub-Total                            $858            $704     $46.72        $38.31

Less: Closed End Fund
Discount                   30.00%

Estimated Value                      $601            $492     $32.70        $26.82
                                   ------          ------     ------        ------

(1) Assumes 18,362,188 PEC shares outstanding.
(2) Includes proceeds from the sale of Caniel share holdings.
(3) Net cash (net debt) plus outstanding loan to Cellcom.
(4) Assumes 25.0% effective tax rate on estimated gains for all companies.


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                                        11                  [LOGO] Merrill Lynch

Summary
================================================================================
Sensitivity Analysis

o 5.0% increase in effective tax rate on estimated gains results in approximately $1.55 (at the top end of the range) and $1.17 (at the bottom end of the range) reduction in valuation per share of PEC

o 5.0% increase in closed-end fund market discount to NAV results in approximately $2.33 (at the top end of the range) and $1.92 (at the bottom end of the range) reduction in valuation per share of PEC

o $500 million increase in valuation of Cellcom results in approximately $1.79 increase in valuation per share of PEC


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                                        12                  [LOGO] Merrill Lynch

Summary
================================================================================
PEC'S "Top 10" Minority Shareholders


--------------------------------------------------------------------------------

Institutional Investors   06/30/98       03/31/98       12/31/97       09/30/97

--------------------------------------------------------------------------------
BEA Associates Inc          3.4%           3.0%           3.0%           2.1%

Vanguard Group Inc          0.9%           0.9%           0.9%           0.8%

Mellon Bank Corporation     0.5%           0.6%           0.6%           0.5%

Bankers Trust NY Corp       0.4%           0.4%           0.4%           0.4%

Zweig/Glaser Advisers       0.3%           0.3%           0.3%           0.0%

Neuberger & Berman          0.2%           0.2%           0.2%           0.2%

College Retire Equities     0.2%           0.1%           0.0%           0.0%

Lehman Brothers Hldgs       0.2%           0.2%           0.2%           0.2%

Northern Trust Corp         0.2%           0.2%           0.1%           0.1%

Tweedy Browne Co            0.1%           0.0%           0.0%           0.0%
--------------------------------------------------------------------------------

Source: SDC and recent SEC filings.


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                                        13                  [LOGO] Merrill Lynch

================================================================================

                             Premiums and Discounts

================================================================================

Premiums and Discounts
================================================================================
Analysis of Premiums in "Going Private" Transactions

o Reviewed completed "going private" transactions in the range of $100-$500 million from 1995 to the present


      --------------------------------------------------------------------------
                 Offer Price as a Premium/(Discount) to Target Share Price at
                            Indicated Period Prior to Announcement
                 -------------------------------------------------------------
                       1 Day             1 Week           1 Month
                    -----------       ------------     -------------
      Maximum          63.9%              78.9%            88.2%
      Mean             25.4%              29.2%            34.7%
      Median           22.6%              25.2%            29.2%
      Minimum          (6.1%)              0.5%             3.6%


      --------------------------------------------------------------------------

o Reviewed completed "going private" transactions in which less than 25.0% minority shareholdings were acquired(1)


      --------------------------------------------------------------------------
                 Offer Price as a Premium/(Discount) to Target Share Price at
                            Indicated Period Prior to Announcement
                 -------------------------------------------------------------
                       1 Day             1 Week           1 Month
                    -----------       ------------     -------------
      Maximum          52.0%              50.0%            77.8%
      Mean             19.5%              23.6%            30.8%
      Median           19.7%              24.8%            28.6%
      Minimum          (6.1%)              1.7%             3.6%


      --------------------------------------------------------------------------

Source: SDC database, November 1998.

(1) Using the 1 month mean of 30.8% and applying it to the share price of PEC one month prior to March 25, 1998 and on September 8, 1998, would result in per share value of $26.98 and $32.78, respectively.


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                                        15                  [LOGO] Merrill Lynch

Premiums and Discounts
================================================================================
Holding Company/Closed-End Fund Discounts

--------------------------------------------------------------------------------
         Appropriate holding company discount is approximately 30.0% or possibly higher in the case of Israeli holding companies
--------------------------------------------------------------------------------

o Morgan Stanley Emerging Markets Fund is currently trading at a (20.56%) discount to its NAV(1)

o Foreign and Colonial Emerging Middle East Fund is currently trading at a (22.94%) discount to its NAV(1)

o   First Israel Fund is trading at a (19.84%) discount to its NAV(1)

o   Koor Industries is trading at a (29.0%) discount to its NAV(2)

o Ampal-American Israel Corporation is trading at a (47.8%) discount to its NAV(3)

(1) Merrill Lynch Mutual Fund database as of October 23, 1998.
(2) Merrill Lynch equity research as of December 2, 1998.
(3) Lehman Brothers equity research as of September 4, 1998.


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                                        16                  [LOGO] Merrill Lynch

Premiums and Discounts
================================================================================
PEC Historical Discounts(1)

---------------------------------------------------------------------------------------------------
  Investment      Equity Analyst
     Bank           Report Date    Estimated Pre-Tax NAV per Share    Share Price   Discount to NAV
---------------------------------------------------------------------------------------------------
Lehman Brothers      11/19/98       $45.10(2)                          $24.250           (46.2%)

Lehman Brothers      05/26/98        51.94                              22.688           (56.3)

Lehman Brothers      03/27/98        51.10                              23.063           (54.9)

Lehman Brothers      12/05/97        35.29         Conservative         22.188           (37.1)

                                     38.16         Aggressive           22.188           (41.9)

Lehman Brothers      11/19/97        35.29         Conservative         19.063           (46.0)

                                     38.16         Aggressive           19.063           (50.0)

Smith Barney         11/18/97        34.47                              19.375           (43.8)

Lehman Brothers      09/12/97        36.41         Conservative         20.625           (43.4)

                                     39.28         Aggressive           20.625           (47.5)

Smith Barney         09/03/97        34.15                              20.625           (39.6)

Lehman Brothers      06/24/97        36.68         Conservative         23.625           (35.6)

                                     38.59         Aggressive           23.625           (38.8)

Smith Barney         04/09/97        28.03                              19.000           (32.2)

Lehman Brothers      09/04/96        23.03         Conservative         18.375           (20.2)

                                     24.56         Aggressive           18.375           (25.2)
---------------------------------------------------------------------------------------------------

Source: Publicly disclosed research reports
(1) Research analysts valued the PEC's NAV under both aggressive and conservative scenarios.
(2) On an after-tax basis, the NAV per share was estimated at $39.71, implying a discount to after-tax NAV of 38.9%.


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                                        17                 [LOGO] Merrill Lynch

================================================================================

                             Public Market Overview

================================================================================

Public Market Overview
================================================================================
December 1996 to Present(1)


--------------------------------------------------------------------------------
                      Daily Stock Price Trading Performance
--------------------------------------------------------------------------------

---------------------------------------------     --------------------------
        PEC Israel Economic Corporation                 March 25, 1998
---------------------------------------------     --------------------------
12/09/98       $24.56   1 Month Avg.   $24.38     IDB Holdings acquired 9.5%
52 Week High   $26.50   3 Month Avg.   $24.99     of PEC's outstanding shares
52 Week Low    $19.94   1 Year Avg.    $23.26     --------------------------
---------------------------------------------

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE CHART IN THE PRINTED MATERIAL]

                              [PLOT POINTS TO COME]

    [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL]

                              [PLOT POINTS TO COME]

Source: Datastream
(1) As of December 9, 1998.


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                                        19                  [LOGO] Merrill Lynch

Public Market Overview
================================================================================
Share Price Performance since the IDB Offer Announcement on September 8, 1998

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE CHART IN THE PRINTED MATERIAL]

                             [PLOT POINTS TO COME]

--------------------------------------------------------------------------------
      Companies                   Sept. 8(2)        Dec. 9(2)           % Change
--------------------------------------------------------------------------------
PEC Israel Economic
Corporation                        $25.00           $24.56                (1.8%)

Property and Building
Corporation                        $89.33           $78.63               (12.0%)

Super-Sol                           $2.87            $2.37               (17.7%)

Elron Electronic
Industries                         $14.88           $15.34                 3.1%

Gilat Satellite                    $37.13           $56.25                51.5%
Networks

Tambour                             $1.30            $1.30                 0.3%

Scitex Corporation                 $11.00           $10.19                (7.4%)
--------------------------------------------------------------------------------

(1) Share prices in local currency; PEC Israel Economic Corporation, Scitex Corporation and Gilat Satellite Networks quoted in U.S. dollars.
(2) Assumes exchange rate of NIS/US$ of 3.85 and 4.18 on September 8, 1998 and December 9, 1998, respectively.


--------------------------------------------------------------------------------
                                        20                  [LOGO] Merrill Lynch

================================================================================

                        Draft of Fairness Opinion Letter

================================================================================

                                                    Merrill Lynch International

                                                    Ropemaker Place
                                                    25 Ropemaker Street
                                                    London EC2Y 9LY
                                                    Telephone: 0171-628 1000
                                                    Direct: 0171-867
                                                    Telex: 8811047 MERLYN G

[LOGO] MERRILL LYNCH

Special Committee of the Board of Directors of PEC Israel Economic Corporation
511 Fifth Avenue
New York, NY 10017

December [ ], 1998

Gentlemen:

      PEC Israel Economic Corporation (the "Company"), IDB Development Corporation Ltd. (the "Acquiror") and PEC Acquisition Corporation, a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub") propose to enter into an agreement and plan of merger (the "Merger Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value US$1 per share (the "Shares"), not already owned by the Acquiror or any of its direct or indirect subsidiaries, will be converted into the right to receive US$30 in cash. We understand that the Acquiror's rights and obligations under the Merger Agreement may be assigned to Discount Investment Corporation Ltd. ("DIC"). A Special Committee (the "Committee") of the Board of Directors of the Company has been established to consider the terms of the proposed Merger insofar as they affect the holders of the Shares, other than the Acquiror and its affiliates. The Merger is expected to be considered by the shareholders of the Company at a special shareholders' meeting to be held in the first quarter of 1999 and consummated on or shortly after the date of such meeting.

      You have asked us whether, in our opinion, the proposed cash consideration to be received by the holders of the Shares, other than the Acquiror and its affiliates, pursuant to the proposed Merger is fair to such shareholders from a financial point of view.

      In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed certain publicly available business and financial information which we deemed to be relevant relating to the Company, certain public and private companies interests in which comprise the larger investments in the Company's investment portfolio (the "Portfolio Companies") and certain other companies interests in which are contained in the Company's investment portfolio;

      (2) Reviewed certain publicly available business and financial information relating to the Acquiror and DIC which we deemed to be relevant;

      (3) Reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

      (4) Conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses and prospects;


                     Registered in England (No. 2312079)
                     Registered Office: 25 Ropemaker Street, London EC2Y 9LY
                     A Subsidiary of Merrill Lynch & Co., Inc., Delaware, U.S.A.

                     Regulated by The Securities and Futures Authority Limited Member of the London Stock Exchange

      (5) Conducted discussions with members of senior management of certain of the private Portfolio Companies concerning their respective businesses and prospects;

      (6) Reviewed the historical market prices of the shares of certain of the publicly traded Portfolio Companies and the results of operations and certain other data relating to such Portfolio Companies and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to such Portfolio Companies;

      (7) Reviewed the results of operations of certain of the private Portfolio Companies and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to such Portfolio Companies;

      (8) In connection with our review of certain of the Portfolio Companies, reviewed the financial terms of transactions which we deemed to be relevant;

      (9) Reviewed the historical market prices and implied discounts to net asset value for the Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

      (10) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

      (11) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their legal and financial advisors;

      (12)  Reviewed a draft dated December 1998 of the Merger Agreement; and

      (13) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

      In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company. In preparing our opinion, we were informed by the Company that it does not make financial forecasts and that it did not possess (and could not provide access to) financial forecasts for the Portfolio Companies and, accordingly, we have not been able to conduct certain analyses that we would otherwise have conducted. In addition, we have not been afforded the opportunity to meet with the management of Cellcom Israel Ltd., the Company's largest single holding, and thus have not been able to discuss with such management the business prospects of Cellcom Israel Ltd. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us.

      Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof.

      In connection with the preparation of this opinion, we have not been authorized by the Committee, the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

      We have been retained by the Committee to act as financial advisor to the Committee in connection with the proposed Merger and will receive fees for our services, a significant portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We may have in the past provided and may be currently engaged to provide financial advisory, investment banking and/or other services to the

Company, the Portfolio Companies or the Acquiror and their respective affiliates and may have received or may receive in the future fees for rendering such services. In the ordinary course of our securities business, we also may actively trade debt and/or equity securities of the Company, its Portfolio Companies and the Acquiror and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

       This opinion is for the information of the Committee only and may not be used for any other purpose without our prior written consent; except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in connection with the Merger. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger nor the decision by the Committee to recommend that the holders of the Shares accept the proposed terms of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

       On the basis of, and subject to the foregoing, we are of the opinion that the proposed cash consideration to be received by the holders of the Shares, other than the Acquiror and its affiliates, pursuant to the proposed Merger is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH INTERNATIONAL

================================================================================

                                    Exhibits

================================================================================

================================================================================

                                Private Holdings

================================================================================

Private Holdings
================================================================================
Cellcom Israel(1)

                                             --------------------        --------------------       --------------------
                                                 Total Company             PEC's % Interests             PEC's Value
                                                Valuation Range            Valuation Range(5)            Per Share(6)
                                             --------------------        --------------------       --------------------
Comparable Company Analysis

Enterprise Value/1998E EBITDA(2)                $3,073 - $2,453               $384 - $307              $20.92 - $16.70

Enterprise Value per Subscriber(3)              $2,855 - $2,455               $357 - $307              $19.44 - $16.71

Enterprise Value/1998E EBITDA Growth(4)         $2,453 - $2,039               $307 - $255              $16.70 - $13.88

                                             --------------------        --------------------       --------------------
Valuation Range                                 $2,500 - $2,039               $313 - $255              $17.02 - $13.88
                                             --------------------        --------------------       --------------------

(1) Assumes exchange rate of (NIS/US$) 4.18.
(2) Based on Enterprise Value/1998E EBITDA multiple range of 14.0x - 17.0x. Assumes 1998 third quarter EBITDA is annualised to reflect a full year figure.
(3) Based on Enterprise Value of $2,900.0 - $3,300.0 per subscriber.
(4) Based on Enterprise Value/1998E EBITDA/growth rate multiple of 1.2 - 1.4. Assumes a 3 year EBITDA growth rate of 10.0% for Cellcom Israel.
(5) Assumes PEC Israel Economic Corporation owns 12.5% of Cellcom Israel.
(6) Assumes 18,362,188 shares outstanding.


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                                       23                   [LOGO] Merrill Lynch

Private Holdings
================================================================================
Tevel Israel International Communication(1)

                                             --------------------        --------------------       --------------------
                                                 Total Company             PEC's % Interests             PEC's Value
                                                Valuation Range            Valuation Range(8)            Per Share(9)
                                             --------------------        --------------------       --------------------
Comparable Company Analysis

Adjusted Enterprise Value per Subscriber(2)       $941 - $546                 $223 - $129              $12.15 - $7.04
Adjusted Enterprise Value/1998E EBITDA(3)         $677 - $464                 $160 - $110               $8.74 - $5.99

Matav Comparable Company Analysis

Adjusted Enterprise Value per Subscriber(4)          $231                         $55                        $2.99
Adjusted Enterprise Value/1998E EBITDA(5)            $173                         $41                        $2.24

Comparable Acquisition Analysis
Transaction Value per Subscriber in Gvanim           $368                         $87                        $4.75
Acquisition(6)
Transaction Value in TCI's Acquisition(7)            $285                         $68                        $3.68

                                             --------------------        --------------------       --------------------
Valuation Range                                   $368 - $285                  $87 - $68                $4.75 - $3.68
                                             --------------------        --------------------       --------------------

(1) Assumes exchange rate of (NIS/US$) 4.18.
(2) Based on Adjusted Enterprise Value per Subscriber of $2,000.0 - $3,000.0.
(3) Based on Adjusted Enterprise Value/1998E EBITDA multiples of 10.0x - 13.0x. Assumes 1998 third quarter EBITDA is annualised to reflect a full year figure.
(4) Based on Matav's Enterprise Value per Subscriber of $1,205.6.
(5) Based on Matav's Enterprise Value/1998E EBITDA multiple of 5.9x.
(6) Based on $223 million acquisition of Gvanim (144,000 subscribers).
(7) Based on the acquisition of 23% of Tevel by TCI for a consideration of $65.0 million.
(8) Assumes PEC Israel Economic Corporation owns 23.7% of Tevel International Communication.
(9) Assumes 18,362,188 shares outstanding.


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                                       24                   [LOGO] Merrill Lynch

Private Holdings
================================================================================
El-Yam Ships and Holdings(1)

                                                      --------------------        --------------------       --------------------
                                                         Total Company             PEC's % Interests             PEC's Value
                                                       Valuation Range(6)          Valuation Range(6)            Per Share(7)
                                                      --------------------        --------------------       --------------------
Market Value of IDB Holdings by El-Yam Ships and
Holdings

Todays Value (12/09/98)(2)                                   $287                         $29                        $1.58
90 Day Average(2)                                            $275                         $28                        $1.52

Market Value of Shipping Business(3)

Est. value of ships/resale basis
Approx. value of outstanding business                         $0                          $0                         $0.00

Recent Block Trades of IDB Holdings

9.5% transaction with Goldman Sachs(4)                       $306                         $31                        $1.69
3.5% sale by DIC(5)                                          $309                         $31                        $1.70

                                                      --------------------        --------------------       --------------------
Valuation Range                                           $309 - $287                  $31 - $29                 $1.70 - $1.58
                                                      --------------------        --------------------       --------------------

(1) Assumes exchange rate of (NIS/US$) 4.18.
(2) Information from Bloomberg. Assumes 37.67 million shares outstanding.
(3) Assumes value of shipping business is fully offset by liabilities (as represented by management).
(4) In February of 1998, Goldman Sachs and related entities bought 9.5% of IDB Holding's outstanding shares.
(5) In April of 1998, DIC sold 3.5% of IDB Holding's outstanding shares.
(6) Assumes PEC Israel Economic Corporation owns 10.1% of El-Yam Ships and Holdings. El-Yam Ships owns substantially all of the equity in El-Yam Holdings, which in turns owns 37.1% in IDB Holdings.
(7) Assumes 18,362,188 shares outstanding.


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                                       25                   [LOGO] Merrill Lynch

Private Holdings
================================================================================
El-Yam Ships and Holdings


--------------------------------------------------------------------------------
                     Daily Stock Price Trading Performance
--------------------------------------------------------------------------------

          ------------------------------
            IDB Holding Corporation(1)
          ------------------------------
            12/09/98            $20.51
            30 Day Avg.         $19.76
            90 Day Avg.         $19.71
            1 Year Avg.         $20.14
          ------------------------------

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE CHART IN THE PRINTED MATERIAL]

                              [PLOT POINTS TO COME]


Source: Datastream
(1) Assumes exchange rate of (NIS/US$) 4.18.


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                                       26                   [LOGO] Merrill Lynch

Private Holdings
================================================================================
Other Private Holdings (Dollars in thousands, except per share data)

                  --------------------------------------------------------------------------------------------------------
                                                                         PEC's           PEC's      Carrying     Estimated
                                                                       Ownership         Cost        Va1ue      Holding's
                  Other Private Holdings                                  (%)             (1)         (2)         Value*
                  --------------------------------------------------------------------------------------------------------
                  Advent Israel Limited Partnership                        5.0%           501          629          629
                  Gemini Israel Fund L.P.                                 11.0%         3,000        4,346        4,346
                  Gemini Israel II Limited Partnership                     4.0%           304          282          304
                  Kiriyat Weizmann Ltd.                                   17.0%           179          179          179
                  DEP                                                     16.7%         7,013        3,407        7,013
                  New Check                                                5.0%         2,500        2,500        2,500
                  Global Village                                           5.7%         1,438        1,438        1,438
                  HTC Ltd                                                  4.9%         1,264        1,264        1,264
                  Aviv Giladi                                             12.5%         1,261        1,261        1,261
                  Combact                                                  2.2%         1,050        1,050        1,050
                  El Rad                                                   1.0%         1,000        1,000        1,000
                  Given Imaging                                            1.7%           225          225          225
                  Camdev                                                    n/a           240          240          240
                  Gemini Cap. Management                                    n/a           134          134          134
                  United Vocal                                              n/a           160          160          160
                  Witcom                                                   6.7%           500          -76          500
                  Tradanet                                                30.0%           906         -299          906
                  Aerogen                                                  2.5%           879         -400          879
                  Adir                                                      n/a         1,314         -787        1,314
                  Libit Signal Processing                                  5.0%         2,222        2,222        2,222
                  PAMOT Fund                                               3.3%           129          117          129
                  RDC-Rafael Development Corporation                      17.0%         6,288        3,178        6,288
                  Soreq Development Corporation                           25.0%         1,355            0        1,355
                  Soundesigns Multimedia Communications Systems           13.0%           831            0          831
                  Tradanet Electronic Commerce Services                   30.0%           906          906          906
                  Tel-Ad Jerusalem Studios                                12.0%           810        1,810        1,810
                  Lego Irrigation                                         13.0%         2,349        1,812        2,349
                  Maxima Air Seperation Centre                            12.0%         1,716        2,258        2,258
                  General Engineers Limited                              100.0%         1,381            0        1,381
                  Mondex                                                  25.0%           859            0          859
                  PEC Israel Finance Corporation                         100.0%           161            0          161
                  Renaissance Fund                                         4.0%         4,520        5,217        5,217
                                                            --------------------------------------------------------------
                                                            Total                      47,395       34,073       51,108
                                                            Total Per Share             $2.58        $1.86        $2.78
                  --------------------------------------------------------------------------------------------------------

* Higher of PEC's cost and carrying value.


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                                       27                   [LOGO] Merrill Lynch

================================================================================

                                 Public Holdings

================================================================================

Public Holdings
================================================================================
Property and Building Corporation (Dollars in millions, except per share data
(1))

                                  ---------------   -----------------   -------------
                                   Total Company    PEC's % Interests    PEC's Value
                                  Valuation Range   Valuation Range(2)   Per Share(3)
                                  ---------------   -----------------   -------------

Current Trading Price (12/09/98)       $325               $134              $7.28

Historical Trading Analysis

52-Week High/Low                    $350 - $248        $143 - $102      $7.81 - $5.53

Net Asset Valuation(4)                 $425               $174              $9.48

                                  ---------------   -----------------   -------------
Preliminary Valuation Range         $425 - $325        $174 - 134       $9.48 - $7.28
                                  ---------------   -----------------   -------------

(1)   Assumes exchange rate of (NIS/US$) 4.18.
(2)   Assumes PEC Israel Economic Corporation owns 41.0% of the diluted stock.
(3)   Assumes 18,362,188 shares outstanding.
(4)   Based on Professor Swary's independent report.


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                                       29                   [LOGO] Merrill Lynch

Public Holdings
================================================================================
Super-Sol (Dollars in millions, except per share data(1))

                                  ---------------   -----------------   -------------
                                   Total Company     PEC's % Interests   PEC's Value
                                  Valuation Range   Valuation Range(2)   Per Share(3)
                                  ---------------   -----------------   -------------

Current Trading Price (12/09/98)        $496              $88               $4.79

Historical Trading Analysis

52-Week High/Low                     $766 - $433       $136 - $77       $7.39 - $4.18

Comparable Company Analysis

LTM Sales(4)        0.80x - 0.50x    $858 - $521       $152 - $92       $8.29 - $5.03
LTM EBITDA(4)       11.0x - 8.0x     $654 - $465       $116 - $82       $6.32 - $4.49

Comparable Acquisition Analysis

LTM Sales(5)        0.80x - 0.45x    $858 - $465       $152 - $82       $8.28 - $4.49
LTM EBITDA(5)       12.5x - 7.5x     $749 - $434       $133 - $77       $7.23 - $4.19

                                  ---------------   -----------------   -------------
Valuation Range                      $654 - $433       $116 - $77       $6.32 - $4.18
                                  ---------------   -----------------   -------------

(1)   Assumes exchange rate of (NIS/US$) 4.18.
(2) Assumes PEC Israel Economic Corporation owns 17.7% of Super-Sol's diluted stock.
(3)   Assumes 18,362,188 shares outstanding.
(4) Based on "second tier" U.S. supermarkets chains like Food Lion; Fred Meyer; Hannaford; and the Israeli Supermarket chain Blue Square.
(5) Based on the following transactions: Safeway/Carr-Guttstein; Ahold/Giant Food; Richfood/Shoppers; Fred Meyer/Quality Food Centers; Giant Eagle/Riser Foods; Fred Meyer/Smith's; Shamrock/Grand Union; and Ahold/Stop & Shop.


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                                       30                   [LOGO] Merrill Lynch

Public Holdings
================================================================================
Elron Electronic Industries (Dollars in millions, except per share data(1))

                                  ---------------   -----------------   -------------
                                   Total Company    PEC's % Interests    PEC's Value
                                  Valuation Range   Valuation Range(2)   Per Share(3)
                                  ---------------   -----------------   -------------

Current Trading Price (12/09/98)       $324                $44             $2.40

Historical Trading Analysis

52-Week High/Low                    $405 - $211         $55 - $29       $3.01 - $1.56

Net Asset Valuation Analysis(4)(5)

15% - 40% Discount to Pre-Tax NAV   $438 - $309         $60 - $42       $3.25 - $2.29

                                  ---------------   -----------------   -------------
Valuation Range                     $405 - $309         $55 - $42       $3.01 - $2.29
                                  ---------------   -----------------   -------------

(1)   Assumes exchange rate of (NIS/US$) 4.18.
(2) Assumes PEC Israel Economic Corporation owns 13.6% of Elron Electronic Industries common stock.
(3)   Assumes 18,362,188 shares outstanding.
(4) Public and private holdings based on BancBoston Stephens research dated September 15, 1998 and management report dated November 3, 1998.
(5)   Total Pre-Tax Net Asset Value of $514.9 million.


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                                       31                   [LOGO] Merrill Lynch

Public Holdings
================================================================================
Gilat Satellite Networks (Dollars in millions, except per share data(1))

                                   ---------------   -----------------   -------------
                                    Total Company    PEC's % Interests    PEC's Value
                                   Valuation Range   Valuation Range(2)   Per Share(3)
                                   ---------------   -----------------   -------------

Current Trading Price (12/09/98)        $751                $42              $2.29

Historical Trading Analysis

52-Week High/Low                     $764 - $284         $43 - $16       $2.33 - $0.86

Comparable Company Analysis

1999 EPS(4)(5)        21.5x - 11.0x  $764 - $391         $43 - $22       $2.33 - $1.19
1999 P/E to Growth(4) 1.05x - 0.65x  $971 - $601         $54 - $34       $2.96 - $1.83

                                   ---------------   -----------------   -------------
Valuation Range                      $893 - $601         $50 - $34       $2.72 - $1.83
                                   ---------------   -----------------   -------------

(1)   Assumes exchange rate of (NIS/US$) 4.18.
(2) Assumes PEC Israel Economic Corporation owns 5.6% of Gilat Satellite Network's diluted stock.
(3)   Assumes 18,362,188 shares outstanding.
(4)   Based on Scientific Atlantic; Digital Microwave and California Microwave.
(5) Pro forma for the pending GE Capital Spacenet Services transaction announced on July 28, 1998.


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                                       32                   [LOGO] Merrill Lynch

Public Holdings
================================================================================
Tambour (Dollars in millions, except per share data(1))

                                   ---------------   -----------------   -------------
                                    Total Company    PEC's % Interests    PEC's Value
                                   Valuation Range   Valuation Range(2)   Per Share(3)
                                   ---------------   -----------------   -------------

Current Trading Price (12/09/98)         $79                $34              $1.86

Historical Trading Analysis

52-Week High/Low                     $114 - $59          $49 - $26       $2.67 - $1.40

Comparable Company Analysis

LTM Sales(4)     0.90x - 0.70x        $98 - $70          $42 - $30       $2.31 - $1.65
LTM EBITDA(5)     9.0x - 6.0x        $104 - $60          $45 - $26       $2.45 - $1.41

Comparable Acquisition Analysis

LTM Sales(6)     0.80x - 0.70x        $84 - $70          $36 - $30       $1.98 - $1.65
LTM EBITDA(6)     9.0x -  6.5x       $104 - $67          $45 - $29       $2.45 - $1.58

                                   ---------------   -----------------   -------------
Valuation Range                       $93 - $70          $40 - $30       $2.18 - $1.65
                                   ---------------   -----------------   -------------

(1)   Assumes exchange rate of (NIS/US$) 4.18.
(2)   Assumes PEC Israel Economic Corporation owns 43.2% of Tambour's stock.
(3)   Assumes 18,362,188 shares outstanding.
(4)   Based on Kalon and McWhorter Technologies.
(5)   Based on Kalon, Lilly Industries and McWhorter Technologies.
(6) Based on McWhorter Tech./Syntech; RPM/Tremco; Kalon/Euridep.; Pratt & Lambert/United Coatings; Bowater/Specialty Coatings; Ferro Corporation/ ICI-Powder Crating Business.


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                                       33                   [LOGO] Merrill Lynch

Public Holdings
================================================================================
Scitex Corporation (Dollars in millions, except per share data(1))


                                   ---------------   -----------------   -------------
                                    Total Company    PEC's % Interests    PEC's Value
                                   Valuation Range   Valuation Range(2)   Per Share(3)
                                   ---------------   -----------------   -------------

Current Trading Price (12/09/98)        $436               $29              $1.57

Historical Trading Analysis

52-Week High/Low                     $629 - $246         $42 - $16       $2.27 - $0.89

Comparable Company Analysis

LTM EBITDA(4)   13.0x - 8.5x         $609 - $428         $40 - $28       $2.20 - $1.55

Comparable Acquisition Analysis

LTM EBITDA(5)   10.0x - 8.5x         $489 - $428         $32 - $28       $1.76 - $1.55

                                   ---------------   -----------------   -------------
Valuation Range                      $489 - $377         $32 - $25       $1.76 - $1.36
                                   ---------------   -----------------   -------------

(1)   Assumes exchange rate of (NIS/US$) 4.18.
(2) Assumes PEC Israel Economic Corporation owns 6.6% of Scitex Corporation's diluted stock.
(3)   Assumes 18,362,188 shares outstanding.
(4)   Based on Heidelberger Druchmaschinen and Gerber Scientific and Presstek.
(5) Based on Axiohm/DH Technology and Clayton, Dubilier & Rice/IBM Corporation-Lexmark.


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                                       34                   [LOGO] Merrill Lynch

Public Holdings
================================================================================
Other Public Holdings

-------------------------------------------------------------------------------------
                            Share Price  Shares in PEC's   % Equity    Market Value
Other Public Holdings       (12/09/98)     Ownership        Owned    of PEC's Holding
-------------------------------------------------------------------------------------
Agis Industries                 2,240        727,000         2.50%         3,892
Caniel                          4,110      1,633,589        30.10%       22,900*
Cell Pathways                  $10.75        162,140         0.67%         1,743
Electronic Line                   534        833,250        13.90%         1,063
Gilat Communications            $8.69        888,075         9.80%         7,715
Ham-Lat (Israel Canada)         1,861        768,676         6.80%         3,419
Isrotel                           620      1,167,942         2.30%         1,731
Klil Industries                 8,500        352,122        17.90%         7,154
Lipman                          2,700        133,300         2.50%           860
Lirax                           2,550      1,209,419        20.20%         7,371
Logal                           $0.53        248,690         4.30%           132
Macpell                           588        110,744         0.70%           156
Maxima (NIS 1 shares)             392        790,803        12.10%           741
       (NIS 5 shares)           1,402        315,159                       1,056
Mul-T-Lock                        600      2,283,017        14.90%         3,274
Nice                           $22.75        576,833         5.21%        13,123
Tefron                          $7.00        958,433         7.10%         6,709

Exchange rate (NIS/$)           4.184                        Total        83,039
Effective Tax Rate on
  Estimated Gains                 25%
PEC's Share Outstanding    18,362,188                    Per Share         $4.52
-------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
                               PEC's   Unrealised    Projected Capital   Liquidation
Other Public Holdings          Cost    Gain/(Loss)   Gain/(Loss) Taxes      Value
------------------------------------------------------------------------------------
Agis Industries                5,882      (1,990)           (497)           4,390
Caniel                         2,821      20,079           5,020           17,880
Cell Pathways                  1,000         743             186            1,557
Electronic Line                1,999        (936)           (234)           1,297
Gilat Communications           1,010       6,705           1,676            6,039
Ham-Lat (Israel Canada)        4,398        (979)           (245)           3,664
Isrotel                        2,413        (682)           (171)           1,901
Klil Industries                6,222         932             233            6,921
Lipman                           780          80              20              840
Lirax                          6,027       1,344             336            7,035
Logal                            403        (271)            (68)             200
Macpell                          269        (113)            (28)             184
Maxima (NIS 1 shares)          1,719          78              19            1,777
       (NIS 5 shares)
Mul-T-Lock                     3,260          14               3            3,270
Nice                          10,492       2,631             658           12,465
Tefron                           262       6,447           1,612            5,097

Exchange rate (NIS/$)         48,957      34,082           8,520           74,518
Effective Tax Rate on
  Estimated Gains
PEC's Share Outstanding        $2.67       $1.86           $0.46            $4.06
----------------------------------------------------------------------------------

* Value of Caniel stake is at the sale price as agreed by the Company

Source: Public market values.


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                                       35                   [LOGO] Merrill Lynch